Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT dated as of December 20, 2006 is between Digitas Inc., a Delaware limited liability corporation (the ‘‘Company’’), and Ernest Cloutier (the ‘‘Executive’’).

WHEREAS, the Executive is currently employed as a senior executive of the Company under an Employment Agreement dated July 20, 2004 (the ‘‘Agreement’’); and

WHEREAS, the Board of Directors of Digitas Inc. has authorized certain severance provisions in respect of senior executives of the Company, and the parties hereto consider it appropriate that the Agreement be amended to reflect such provisions;

NOW, THERFORE, the Company and the Executive agree to the following amendment to the Agreement. Defined terms used in this Amendment shall have the same meanings as in the Agreement.

1. Section 6(f) to the Agreement is amended to add the following subsection (vii):

‘‘(vii) Restricted stock previously granted to the Executive shall become vested immediately.’’

2. Section 6(g) to the Agreement is amended to add the following subsection (iii):

‘‘(iii)    Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s termination of employment, the Executive is considered a ‘‘specified employee’’ within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment that the Executive becomes entitled to under this Agreement is considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (i) six months after the Executive’s Date of Termination, (ii) the Executive’s death, or (iii) such other date as will cause such payment not to be subject to such interest and additional tax, and the initial payment shall include a catch-up amount covering amounts that would otherwise have been paid during the first six-month period but for the application of this paragraph.’’

IN WITNESS WHEREOF, the Executive and Company have executed this Amendment as of the date set forth above.

EXECUTIVE
/s/ Ernest W. Cloutier
Ernest W. Cloutier
DIGITAS Inc.
/s/ Brian K. Roberts
Brian K. Roberts